Exhibit 5.1

The Chrysler Building

405 Lexington Avenue, 26th Floor

New York, New York 10174

Telephone (212) 907-6457

Facsimile: (212) 208-4657

October 14, 2014

The Board of Directors

Propell Technologies Group, Inc.

1701 Commerce Street, 2nd Floor

Houston, Texas 77702

Re:           Form S-1

Gentlemen:

At your request, we have examined the Registration Statement on Form S-1 (the "Registration Statement") filed by Propell Technologies Group, Inc., a Delaware corporation (the "Company"), that is intended to register under the Securities Act of 1933, as amended (the "Securities Act"), 12,684,494 shares of the Company's common stock (the "Shares"), consisting of 7,353,329 shares of common stock currently issued and outstanding and 5,331,165 shares of common stock issuable upon exercise of warrants (the “Warrant Shares”).

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based on the foregoing, we are of the opinion that under Delaware law, the Shares have been duly authorized and are validly issued, fully paid and non-assessable, and the Warrant Shares have been duly authorized and, when issued upon conversion, will be validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an Exhibit to the Registration Statement and to the use of our name in the prospectus constituting a part thereof.

Very truly yours,

/s/ Gracin & Marlow, LLP

Gracin & Marlow, LLP